Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director Investor Relations
(417) 235-6652

For Immediate Release

Jack Henry & Associates, Inc. Adds Five Million Shares to Stock Repurchase Authorization

Monett, MO, August 25, 2008 -- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and data processing services for financial institutions, today reported that its Board of Directors increased its existing 15.0 million share stock repurchase authorization by another 5.0 million shares, bringing the total authorization to 20.0 million shares. In September 2001, the company's Board of Directors approved the first buyback program authorizing the repurchase of 3.0 million shares of common stock, which was completed during the year ended June 30, 2003. In October of 2002, the Board of Directors approved the current buyback program in the original amount of 3.0 million shares, and on May 2, 2005 it was increased by 2.0 million shares, and on August 28, 2006 it was increased by 5.0 million shares, and on February 4, 2008 it was increased by an additional 5.0 million shares to the current authorization of 15.0 million shares.

"We continue to believe JKHY's stock represents an excellent investment. This authorization exhibits the continued high level of confidence the Board of Directors has in the company's long-term prospects," said Kevin D. Williams, CFO. "We believe that repurchasing shares of our stock is a great use of capital that will increase earnings per share and provide returns both in the current year and should also compound in the future as we continue to grow."

The company will finance its share repurchases with available cash reserves or short-term borrowings on its existing credit facility. All transactions will be executed in accordance with regulatory and exchange guidelines. The share repurchase program does not include specific price targets or timetables and may be suspended at any time.

Jack Henry & Associates, Inc. (Nasdaq: JKHY) is a leading provider of computer systems and ATM/debit card/ACH transaction processing services primarily for financial services organizations. Its technology solutions serve more than 8,700 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking supports banks ranging from de novo to mid-tier institutions with information and transaction processing solutions. Symitar™ is the leading provider of information and transaction processing solutions for credit unions of all sizes. ProfitStars® provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.